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                                                                    Exhibit 23.2


                         Consent of Independent Auditors


The Board of Directors and Stockholders
TransMontaigne Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 relating to the TransMontaigne Inc. Equity Incentive Plan of our report dated September 19, 2001 relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of TransMontaigne Inc.


                                       /s/ KPMG LLP

                                       KPMG LLP

Denver, Colorado
October 16, 2001